Exhibit 9.1

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made effective as of December     , 2004, by and among Orion Acquisition Corp. II, a Delaware corporation (the “Company”) and                      (“Stockholder”).

RECITALS

WHEREAS, pursuant to a Merger Agreement (the “Merger Agreement”), by and among the Company, Medivation Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Newco”), and Medivation, Inc., a Delaware corporation (“Medivation”), Newco will be merged with and into Medivation (the “Merger”), with Medivation as the surviving corporation and a wholly-owned subsidiary of the Company;

WHEREAS, Stockholder and the other former stockholders of Medivation will receive in the Merger, in exchange for the issued and outstanding shares of Medivation common stock owned by them, shares of the Series B Preferred Stock of the Company;

WHEREAS, pursuant to stock purchase agreements, each dated of even date herewith (collectively, the “Stock Purchase Agreements”), by and between the Company and the investors listed therein (collectively, the “Investors”), the Company has agreed to issue and sell to the Investors, and the Investors have agreed to purchase from the Company, up to a maximum of 7,800,000 shares of the Company’s Common Stock at a purchase price of $1.55 per share;

WHEREAS, it is a condition to the obligations of the Company and Medivation under the Merger Agreement, and it is also a condition to the obligations of the Company and the Investors under the Stock Purchase Agreements, that Stockholder agree to vote the shares of Company stock owned by him in the manner set forth in this Agreement; and

WHEREAS, the parties desire to enter into this Agreement and to provide that in exercising any voting rights related to the subject matter of this Agreement, the shares of the Company’s voting stock held by Stockholder shall be voted as provided in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

General; Definitions

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Common Stock” shall mean the Company’s common stock, $0.01 par value per share, having the rights, preferences and privileges as set forth in the Company’s certificate of incorporation and bylaws, as amended and in effect on the date thereof.

FORM OF VOTING AGREEMENT

(b) “Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, $0.01 par value per share, having the rights, preferences and privileges as set forth in the Company’s certificate of incorporation and bylaws, as amended and in effect on the date thereof.

(c) “Shares” shall mean, collectively, the shares of Series B Preferred Stock issued to Stockholder in the Merger, and the shares of Common Stock into which such Series B Preferred Stock is convertible.

ARTICLE 2

Agreement to Vote

2.1 Agreement to Vote. During the term of this Agreement, Stockholder hereby agrees and covenants to vote or cause to be voted all of his Shares then owned by him, or over which he has voting power, at any regular or special meeting of stockholders, or, in lieu of any such meeting, to give his written consent in any action by written consent of the stockholders, in favor of each of the following items:

(a) The amendment of the Certificate of Incorporation of the Company to:

(i) increase the authorized shares of Common Stock of the Company to 50,000,000 shares; and

(ii) change the name of the Company to a name specified by the Board of Directors of the Company, which name shall include the word “Medivation”; and

(iii) make any other change that the Company’s Board of Directors has determined to be necessary or advisable in order to obtain listing of the Company’s Common Stock on the Nasdaq SmallCap Market; and

(b) The election to the Company’s Board of Directors of the following five (5) individuals:

(i) Steve Gorlin;

(ii) David T. Hung, M.D.;

(iii) One (1) nominee of the former stockholders of Medivation; and

(iv) Two (2) nominees of MDB Capital Group LLC.

(c) In the event that any of the persons nominated pursuant to Section 2.1(b) is unable or unwilling to serve as a director, the election of such successor nominee as is designated by the parties entitled to designate such nominee pursuant to Section 2.1(b).

FORM OF VOTING AGREEMENT

2.2 Further Assurances. Stockholder shall take such action as may be reasonably necessary to perform his obligations hereunder.

ARTICLE 3

Miscellaneous

3.1 Termination. This Agreement shall remain in effect until the conclusion of any stockholders meeting, and any adjournment thereof, duly called and held to consider and vote on the matters set forth in Section 2.1 hereof (the “Required Approvals”) (or the conclusion of any solicitation of consents to such matters in lieu of a stockholders meeting). From and after such date, this Agreement shall terminate automatically and without further action by any of the parties.

3.2 Prompt Action. The Company agrees to take all actions necessary to obtain the Required Approvals as promptly as is practicable following the closing of the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement, including without limitation, filing an appropriate proxy statement with the Securities and Exchange Commission.

3.3 Successors; Legending of Shares. The terms of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties hereto and each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof. During the term of this Agreement, each certificate representing the Shares subject to this Agreement shall be endorsed by the Company with a legend reading substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

Within three (3) business days following termination of this Agreement, the Company shall provide to Stockholder new certificates from which the above legend has been removed.

3.4 Governing Law. This Voting Agreement shall be governed in all respects by the laws of the State of New York without regard to choice of laws or conflict of laws provisions thereof.

3.5 Specific Performance. In the event of a breach by any party of its obligation to vote or act as provided in this Agreement, any aggrieved party shall be entitled to a decree of specific performance. The aggrieved party shall not be denied specific performance by a court on the ground that a remedy at law is adequate or on other grounds relating to the jurisdiction of a court of equity.

FORM OF VOTING AGREEMENT

3.6 Successors and Assigns. This Agreement and all rights, duties and obligations hereunder shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

3.7 Entire Agreement; Amendment. This Agreement and any term hereof may be amended, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument signed by the Company and Stockholder; provided, however, that no amendment hereto shall affect the obligation of Stockholder to vote in favor of the Required Approvals. Any amendment or waiver of this Agreement so effected shall be binding upon each of the parties to this Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. Any prior agreements, understandings or representations with respect to the subject matter hereof, are superseded by this Agreement and shall have no further force or effect.

3.8 Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by first-class United States mail or delivered in person or sent via next day Federal Express delivery or any other nationally-recognized overnight delivery service or by facsimile (with confirmation of receipt), addressed:

(a) if to Stockholder, at such address as set forth opposite Stockholder’s signature to this Agreement, or at such other address as Stockholder shall have furnished to the Company in writing;

(b) if to any other holder of any securities subject to this Agreement, at such address as such holder shall have furnished to the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such securities who has so furnished an address to the Company; or

(c) if to the Company, at the address set forth below the signature of the Company’s duly authorized representative.

Notice shall be deemed to be received for purposes of this Agreement (i) when delivered, if delivered in person, (ii) one (1) business day after having been deposited for delivery, if delivered by next day Federal Express delivery or any other nationally-recognized overnight delivery service, (iii) three (3) days after having been deposited in the United States mails with first class postage prepaid and addressed to the recipient and (iv) when sent, if delivered by facsimile (with confirmation of receipt).

3.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall

FORM OF VOTING AGREEMENT

be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

3.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

3.11 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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FORM OF VOTING AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Voting Agreement as of the date first set forth above.

COMPANY:	ORION ACQUISITION CORP. II
501 Second Street, Suite 211
San Francisco, CA 94107

Fax: (415) 543-3113	By:
Name:
Title:

STOCKHOLDER:
Signature

FORM OF VOTING AGREEMENT